EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated October 14, 2005, with respect to the balance sheet of IsoRay Medical, Inc. as of June 30, 2005 and 2004, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years then ended, which reports appear in the Form 8-K of IsoRay, Inc. filed with the United States Securities and Exchange Commission on or about November 3, 2005.

/s/ DeCoria, Maichel & Teague, P.S.
Spokane, Washington
November 2, 2005